Exhibit 99

UTC REPORTS THIRD QUARTER EPS FROM CONTINUING OPERATIONS OF $1.37; AFFIRMS 2012 EPS OUTLOOK OF $5.25 TO $5.35 AND INCREASES RESTRUCTURING TO $600 MILLION

HARTFORD, Conn., Oct. 23, 2012 – United Technologies Corp. (NYSE:UTX) today reported third quarter 2012 results. All results in this release reflect continuing operations unless otherwise noted.

Earnings per share of $1.37 and net income attributable to common shareowners of $1.2 billion were down 4 percent and 3 percent, respectively, over the year ago quarter. Results for the current quarter include $0.09 per share of restructuring costs, offset by $0.09 of favorable one-time items. Earnings per share in the year ago quarter included $0.06 of restructuring costs, partially offset by $0.04 per share of net favorable one-time items. Before these items, earnings per share decreased 6 percent year over year. The effective tax rate for the quarter was 26.6 percent. Foreign currency translation, and hedges at Pratt & Whitney Canada, had an adverse impact of $0.07.

The acquisition of Rolls-Royce’s share of the International Aero Engines joint venture closed on June 29 and provided $0.03 of EPS accretion in the quarter. Net of transaction and financing costs, the acquisition of Goodrich Corporation, which closed on July 26, did not have an impact on EPS.

“The integration of Goodrich and IAE is off to a good start with solid underlying performance at both businesses,” said Louis Chênevert, UTC Chairman & Chief Executive Officer. “We now expect just $0.10 of EPS dilution from the Goodrich acquisition in 2012 versus our prior estimate of $0.20.”

Sales for the quarter of $15.0 billion were 6 percent above prior year. Net acquisitions provided 11 points of growth. Organic sales decreased 2 percent over the year ago quarter and foreign currency translation also had an adverse impact of 3 points. Third quarter segment operating margin at 14.2 percent was 160 basis points lower than prior year. Adjusted for restructuring costs and net one-time items, segment operating margin at 15.0 percent was 100 basis points lower than prior year, including the impact from the Goodrich acquisition. Research and development costs increased $125 million in the quarter to $590 million, including $101 million at Goodrich. Cash flow from operations was $1.6 billion and, less capital expenditures of $317 million, exceeded net income attributable to common shareowners.

“We expect earnings per share of $5.25 to $5.35 for 2012. Faced with a challenging economic environment, we are increasing our investment in restructuring this year to $600 million, up from our prior plan of $500 million, and continue to expect net one-time gains of $600 million,” Chênevert added. “Strong cash flow is a hallmark of UTC, and we now expect free cash flow to exceed net income for the full year.”

New equipment orders at Otis were up 7 percent over the year ago third quarter, including unfavorable foreign exchange of 4 percentage points. North American Residential HVAC new equipment orders at UTC Climate, Controls & Security grew 3 percent. Commercial spares orders were up 14 percent at Pratt & Whitney’s large engine business including the impact from the incremental IAE share. Organically, commercial spares orders were down 21 percent at Pratt & Whitney and down 6 percent at UTC Aerospace Systems.

“Due to the lack of recovery in the commercial aerospace aftermarket and continued uncertainty in the global economy, we now expect 2012 sales of $58 billion,” Chênevert added. “The portfolio transformation is substantially complete, and we are focused on integration and execution.”

As previously announced, the company does not anticipate share repurchase in 2012 due to the Goodrich transaction. UTC expects a full year effective tax rate of 29 percent excluding one-time items, down from the prior estimate of 29.5 percent.

Earnings per share from discontinued operations were $0.19 in the quarter. Results included $127 million of positive income tax adjustments associated with the legacy Hamilton Sundstrand Industrials businesses.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow, including a reconciliation of differences between non-GAAP measures used in this release and the comparable financial measures calculated in accordance with generally accepted accounting principles in the United States.

This release includes statements that constitute “forward-looking statements” under the securities laws. Forward-looking statements often contain words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and similar terms. Forward-looking statements may include, among other things, statements relating to future and estimated sales, earnings, cash flow, financing plans, charges, expenditures, anticipated benefits of acquisitions and divestitures, results of operations, uses of cash and other measures of financial performance. All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties include, without limitation, the effect of economic conditions in the markets in which we operate, including financial market conditions, fluctuation in commodity prices, interest rates and foreign currency exchange rates; future levels of indebtedness and capital and research and development spending; levels of end market demand in construction and in the aerospace industry; levels of air travel; financial difficulties of commercial airlines; the impact of weather conditions and natural disasters; the financial condition of our customers and suppliers; delays and disruption in delivery of materials and services from suppliers; cost reduction efforts and restructuring costs and savings and other consequences thereof; the scope, nature or impact of acquisitions, dispositions, joint ventures and other business arrangements, including integration of acquired businesses; the timing and impact of anticipated dispositions of businesses; the timing and amount of anticipated gains, losses, impairments and charges related to such dispositions; the timing and impact of anticipated debt reduction following the Goodrich acquisition; the development and production of new products and services; the anticipated benefits of diversification and balance of operations across product lines, regions and industries; the impact of the negotiation of collective bargaining agreements and labor disputes; the outcome of legal proceedings and other contingencies; future availability of credit; pension plan assumptions and future contributions; and the effect of changes in tax, environmental and other laws and regulations and political conditions in countries in which we operate and other factors beyond our control. The completion of the proposed divestitures of businesses is subject to uncertainties, including the ability to secure disposition agreements and regulatory approvals on acceptable terms; the satisfaction of information, consultation, and / or negotiation obligations, if any, with employee representatives; and satisfaction of other customary conditions. These forward-looking statements speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statements after we distribute this release. For additional information identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see our reports on Forms 10-K, 10-Q and 8-K filed with the SEC from time to time, including, but not limited to, the information included in UTC’s Forms 10-K and 10-Q under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” and in the notes to the financial statements included in UTC’s Forms 10-K and 10-Q.

UTC-IR

# # #

United Technologies Corporation

Condensed Consolidated Statement of Comprehensive Income

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions, except per share amounts)	2012	2011	2012	2011
Net sales	$15,042	$14,235	$41,265	$41,377
Costs and Expenses:
Cost of products and services sold	11,003	10,338	29,867	29,958
Research and development	590	465	1,659	1,427
Selling, general and administrative	1,619	1,512	4,657	4,538

Total Costs and Expenses	13,212	12,315	36,183	35,923
Other income, net	211	231	851	547

Operating profit	2,041	2,151	5,933	6,001
Interest expense, net	216	139	513	429

Income from continuing operations before income taxes	1,825	2,012	5,420	5,572
Income tax expense	484	628	1,257	1,731

Income from continuing operations	1,341	1,384	4,163	3,841

Discontinued operations:
Income from operations	91	52	118	201
Loss on disposal	(26)	—	(1,197)	—
Income tax benefit (expense)	105	(15)	256	(90)

Income (loss) from discontinued operations	170	37	(823)	111

Net income	1,511	1,421	3,340	3,952
Less: Noncontrolling interest in subsidiaries’ earnings	96	97	267	298

Net income attributable to common shareowners	$1,415	$1,324	$3,073	$3,654

Comprehensive income	$2,546	$526	$4,171	$3,968
Less: Comprehensive income attributable to noncontrolling interests	119	72	271	311

Comprehensive income attributable to common shareowners	$2,427	$454	$3,900	$3,657

Net Income (Loss) Attributable to Common Shareowners:
From continuing operations	$1,247	$1,290	$3,902	$3,551
From discontinued operations	168	34	(829)	103
Earnings (Loss) Per Share of Common Stock – Basic:
From continuing operations	$1.39	$1.45	$4.37	$3.97
From discontinued operations	0.19	0.04	(0.93)	0.12
Earnings (Loss) Per Share of Common Stock – Diluted:
From continuing operations	$1.37	$1.43	$4.31	$3.91
From discontinued operations	0.19	0.04	(0.92)	0.11

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2012 and 2011 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Net Sales and Operating Profit

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions)	2012	2011	2012	2011
Net Sales
Otis	$3,054	$3,262	$8,851	$9,226
UTC Climate, Controls & Security	4,259	4,921	12,943	14,454
Pratt & Whitney	3,574	3,081	10,073	9,230
UTC Aerospace Systems	2,670	1,187	5,160	3,496
Sikorsky	1,649	1,877	4,615	5,245

Segment Sales	15,206	14,328	41,642	41,651
Eliminations and other	(164)	(93)	(377)	(274)

Consolidated Net Sales	$15,042	$14,235	$41,265	$41,377

Operating Profit
Otis	$651	$731	$1,868	$2,104
UTC Climate, Controls & Security	632	615	1,965	1,751
Pratt & Whitney	409	496	1,225	1,348
UTC Aerospace Systems	271	204	680	561
Sikorsky	203	215	552	633

Segment Operating Profit	2,166	2,261	6,290	6,397
Eliminations and other	(22)	(8)	(54)	(101)
General corporate expenses	(103)	(102)	(303)	(295)

Consolidated Operating Profit	$2,041	$2,151	$5,933	$6,001

Segment Operating Profit Margin
Otis	21.3%	22.4%	21.1%	22.8%
UTC Climate, Controls & Security	14.8%	12.5%	15.2%	12.1%
Pratt & Whitney	11.4%	16.1%	12.2%	14.6%
UTC Aerospace Systems	10.1%	17.2%	13.2%	16.0%
Sikorsky	12.3%	11.5%	12.0%	12.1%

Consolidated Segment Operating Profit Margin	14.2%	15.8%	15.1%	15.4%

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2012 and 2011 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.

United Technologies Corporation

Restructuring Costs and Non-Recurring Items Included in Results of Continuing Operations

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
In Millions – Income (Expense)	2012	2011	2012	2011
Restructuring Costs included in Operating Profit:
Otis	$(42)	$(41)	$(105)	$(47)
UTC Climate, Controls & Security	(26)	(20)	(98)	(65)
Pratt & Whitney	(3)	(5)	(57)	(34)
UTC Aerospace Systems	(35)	(1)	(40)	(5)
Sikorsky	(12)	(13)	(18)	(16)
Eliminations and other	(10)	—	(14)	—

	(128)	(80)	(332)	(167)

Non-Recurring items included in Operating Profit:
UTC Climate, Controls & Security	—	8	222	8
Pratt & Whitney	—	41	—	41
Sikorsky	—	—	—	73
Eliminations and other	34	—	24	—

	34	49	246	122

Total impact on Consolidated Operating Profit	(94)	(31)	(86)	(45)

Non-Recurring items included in Interest Expense, Net	25	—	40	—
Tax effect of restructuring and non-recurring items above	34	(4)	30	(2)
Non-Recurring items included in Income Tax Expense	34	17	237	17

Impact on Net Income from Continuing Operations Attributable to Common Shareowners	$(1)	$(18)	$221	$(30)

Impact on Diluted Earnings Per Share from Continuing Operations	$—	$(0.02)	$0.24	$(0.03)

Details of the non-recurring items for the quarters and nine months ended September 30, 2012 and 2011 are as follows:

Quarter Ended September 30, 2012

Eliminations and other: Approximately $34 million non-cash gain recognized on the remeasurement to fair value of our previously held shares of Goodrich Corporation stock resulting from our acquisition of the company.

Interest Expense, Net: Approximately $25 million of favorable pre-tax interest adjustments related to the resolution of disputes with the Appeals Division of the IRS for the Company’s 2004 – 2005 tax years.

Income Tax Expense: Approximately $34 million of favorable income tax adjustments related to the resolution of disputes with the Appeals Division of the IRS for the Company’s 2004 – 2005 tax years.

Discontinued Operations: Approximately $127 million of favorable income tax adjustments related to the reversal of a portion of the deferred tax liability initially recorded during the quarter ended March 31, 2012 on the existing difference between the expected accounting versus tax gain on the planned disposition of legacy Hamilton Sundstrand’s Industrial businesses. As a result of the structure of the transaction that was finalized in July 2012, a portion of the deferred tax liability cannot be recorded until the sale is finalized.

Quarter Ended June 30, 2012

UTC Climate, Controls & Security: Approximately $110 million net gain from UTC Climate, Controls & Security’s ongoing portfolio transformation. This net gain includes approximately $142 million from the sale of a controlling interest in its Canadian distribution business, partially offset by a $32 million loss on the disposition of its U.S. fire and security branch operations.

Discontinued Operations:

•	Approximately $179 million pre-tax impairment charge related to inventory, fixed assets and goodwill, as a result of the decision to dispose of the UTC Power business.

•	Approximately $91 million reserve for potential remediation costs associated with certain components of wind turbines previously installed by our Clipper business.

Quarter Ended March 31, 2012

UTC Climate, Controls & Security: Approximately $112 million net gain from UTC Climate, Controls & Security’s ongoing portfolio transformation. This net gain includes approximately $215 million from the sale of a controlling interest in a manufacturing and distribution joint venture in Asia, partially offset by $103 million of impairment charges related to planned business dispositions.

Eliminations and other: An additional $10 million of reserves were established for the export licensing compliance matters recorded in the fourth quarter 2011.

Interest Expense, Net: Approximately $15 million of favorable pre-tax interest adjustments related to the conclusion of the IRS’s examination of the Company’s 2006 – 2008 tax years.

Income Tax Expense: Approximately $203 million of favorable income tax adjustments related to the conclusion of the IRS’s examination of the Company’s 2006 – 2008 tax years.

Discontinued Operations:

•	Approximately $360 million and $590 million of pre-tax goodwill impairment charges ($220 million and $410 million after tax) related to Rocketdyne and Clipper, respectively.

•

Approximately $235 million of unfavorable income tax adjustments related to the recognition of a deferred tax liability on the existing difference between the expected accounting versus tax gain on the planned disposition of legacy Hamilton Sundstrand’s Industrial businesses.

Quarter Ended September 30, 2011

UTC Climate, Controls & Security:

•	Approximately $28 million net gain resulting from dispositions associated with UTC Climate, Controls & Security’s ongoing portfolio transformation.

•	Approximately $20 million other-than-temporary impairment charge on an equity investment.

Pratt & Whitney: Approximately $41 million gain recognized from the sale of an equity investment.

Income Tax Expense: Favorable tax benefit of approximately $17 million as a result of a U.K. tax rate reduction enacted in July 2011.

Quarter Ended June 30, 2011

Sikorsky: Approximately $73 million gain recognized from the contribution of a business into a new venture in the United Arab Emirates.

The following page provides segment net sales, operating profits and operating profit margins as adjusted for the aforementioned restructuring costs and non-recurring items. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amount and timing of restructuring costs and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operating performance to prior year performance.

United Technologies Corporation

Segment Net Sales and Operating Profit Adjusted for Restructuring Costs and Non-Recurring Items (as reflected on the previous pages)

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions)	2012	2011	2012	2011
Net Sales
Otis	$3,054	$3,262	$8,851	$9,226
UTC Climate, Controls & Security	4,259	4,921	12,943	14,454
Pratt & Whitney	3,574	3,081	10,073	9,230
UTC Aerospace Systems	2,670	1,187	5,160	3,496
Sikorsky	1,649	1,877	4,615	5,245

Segment Sales	15,206	14,328	41,642	41,651
Eliminations and other	(164)	(93)	(377)	(274)

Consolidated Net Sales	$15,042	$14,235	$41,265	$41,377

Adjusted Operating Profit
Otis	$693	$772	$1,973	$2,151
UTC Climate, Controls & Security	658	627	1,841	1,808
Pratt & Whitney	412	460	1,282	1,341
UTC Aerospace Systems	306	205	720	566
Sikorsky	215	228	570	576

Adjusted Segment Operating Profit	2,284	2,292	6,386	6,442
Eliminations and other	(46)	(8)	(64)	(101)
General corporate expenses	(103)	(102)	(303)	(295)

Adjusted Consolidated Operating Profit	$2,135	$2,182	$6,019	$6,046

Adjusted Segment Operating Profit Margin
Otis	22.7%	23.7%	22.3%	23.3%
UTC Climate, Controls & Security	15.4%	12.7%	14.2%	12.5%
Pratt & Whitney	11.5%	14.9%	12.7%	14.5%
UTC Aerospace Systems	11.5%	17.3%	14.0%	16.2%
Sikorsky	13.0%	12.1%	12.4%	11.0%

Adjusted Consolidated Segment Operating Profit Margin	15.0%	16.0%	15.3%	15.5%

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	September 30, 2012 (Unaudited)	December 31, 2011 (Unaudited)
Assets
Cash and cash equivalents	$6,242	$5,960
Accounts receivable, net	10,610	9,546
Inventories and contracts in progress, net	10,467	7,797
Assets of discontinued operations	1,884	—
Other assets, current	2,482	2,455

Total Current Assets	31,685	25,758
Fixed assets, net	8,239	6,201
Goodwill	27,630	17,943
Intangible assets, net	15,146	3,918
Other assets	9,246	7,632

Total Assets	$91,946	$61,452

Liabilities and Equity
Short-term debt	$5,291	$759
Accounts payable	6,156	5,570
Accrued liabilities	14,600	12,287
Liabilities of discontinued operations	405	—

Total Current Liabilities	26,452	18,616
Long-term debt	23,409	9,501
Other long-term liabilities	15,761	10,157

Total Liabilities	65,622	38,274

Redeemable noncontrolling interest	233	358

Shareowners’ Equity:
Common Stock	13,657	13,293
Treasury Stock	(19,258)	(19,410)
Retained earnings	35,219	33,487
Accumulated other comprehensive loss	(4,663)	(5,490)

Total Shareowners’ Equity	24,955	21,880
Noncontrolling interest	1,136	940

Total Equity	26,091	22,820

Total Liabilities and Equity	$91,946	$61,452

Debt Ratios:
Debt to total capitalization	52%	31%
Net debt to net capitalization	46%	16%

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions)	2012	2011	2012	2011
Operating Activities of Continuing Operations:
Income from continuing operations	$1,341	$1,384	$4,163	$3,841
Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities of continuing operations:
Depreciation and amortization	422	324	1,047	962
Deferred income tax provision	18	48	29	337
Stock compensation cost	54	55	150	179
Change in working capital	(48)	239	(149)	(552)
Global pension contributions	(209)	(176)	(233)	(246)
Other operating activities, net	47	33	(356)	29

Net cash flows provided by operating activities of continuing operations	1,625	1,907	4,651	4,550

Investing Activities of Continuing Operations:
Capital expenditures	(317)	(199)	(748)	(570)
Acquisitions and dispositions of businesses, net	(15,721)	192	(15,646)	153
Increase (decrease) in restricted cash, net	10,505	—	(191)	8
Increase in collaboration intangible assets	(150)	—	(1,394)	—
Other investing activities, net	(40)	21	(16)	121

Net cash flows (used in) provided by investing activities of continuing operations	(5,723)	14	(17,995)	(288)

Financing Activities of Continuing Operations:
Issuance (repayment) of long-term debt, net	14	10	10,798	(50)
Increase (decrease) in short-term borrowings, net	4,927	(32)	4,509	1,130
Dividends paid on Common Stock	(463)	(411)	(1,288)	(1,192)
Repurchase of Common Stock	—	(675)	—	(2,175)
Other financing activities, net	131	(183)	(33)	(103)

Net cash flows provided by (used in) financing activities of continuing operations	4,609	(1,291)	13,986	(2,390)

Discontinued Operations:
Net cash provided by operating activities	19	52	22	28
Net cash used in investing activities	(345)	(5)	(352)	(10)
Net cash used in financing activities	—	(10)	—	(20)

Net cash (used in) provided by discontinued operations	(326)	37	(330)	(2)

Effect of foreign exchange rate changes on cash and cash equivalents	62	(97)	25	13

Net increase in cash and cash equivalents	247	570	337	1,883
Cash and cash equivalents, beginning of period	6,050	5,396	5,960	4,083

Cash and cash equivalents, end of period	$6,297	$5,966	$6,297	$5,966
Less: Cash and cash equivalents of discontinued operations	55	—	55	—

Cash and cash equivalents of continuing operations, end of period	$6,242	$5,966	$6,242	$5,966

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended September 30, (Unaudited)
(Millions)	2012		2011
Net income attributable to common shareowners from continuing operations	$1,247		$1,290

Net cash flows provided by operating activities of continuing operations	$1,625		$1,907

Net cash flows provided by operating activities of continuing operations as a percentage of net income attributable to common shareowners from continuing operations		130%		148%

Capital expenditures	(317)		(199)

Capital expenditures as a percentage of net income attributable to common shareowners from continuing operations		(25)%		(15)%

Free cash flow	$1,308		$1,708

Free cash flow as a percentage of net income attributable to common shareowners from continuing operations		105%		132%

	Nine Months Ended September 30, (Unaudited)
(Millions)	2012		2011
Net income attributable to common shareowners from continuing operations	$3,902		$3,551

Net cash flows provided by operating activities of continuing operations	$4,651		$4,550

Net cash flows provided by operating activities of continuing operations as a percentage of net income attributable to common shareowners from continuing operations		119%		128%

Capital expenditures	(748)		(570)

Capital expenditures as a percentage of net income attributable to common shareowners from continuing operations		(19)%		(16)%

Free cash flow	$3,903		$3,980

Free cash flow as a percentage of net income attributable to common shareowners from continuing operations		100%		112%

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic sales growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items.

(3)	Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by UTC. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing UTC’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of UTC’s common stock and distribution of earnings to shareholders. Other companies that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by continuing operating activities, prepared in accordance with generally accepted accounting principles, to free cash flow is shown above.

(4)	Prior period amounts reported within these Condensed Consolidated Financial Statements have been revised for:

•	The combination of the financial results of the former Carrier and UTC Fire & Security segments into a new segment called UTC Climate, Controls & Security; and

•	Discontinued operations related to actual and planned divestiture of a number of non-core businesses.